Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2018

FIRST QUARTER FINANCIAL RESULTS

●   First Quarter Sales Increase 25.8% to $45,064,000

●   Gross Profit Percent Improves 520 Basis Points to 30.8% in First Quarter

●   Six-Month Backlog at September 29, 2017 was $62,665,000, Up 89.4% from September 30, 2016 on Improving Oil and Gas, and Aftermarket Demand

RACINE, WISCONSIN — October 27, 2017 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2018 first quarter ended September 29, 2017.

Sales for the fiscal 2018 first quarter were $45,064,000, compared to $35,835,000 for the same period last year. The 25.8% increase in fiscal 2018 first quarter sales was primarily due to improved demand for the Company’s 8500 series transmission systems from North American pressure pumping customers, and higher sales of aftermarket components. Global demand for the Company’s industrial products remained flat in the quarter. While positive signs have been seen in European and North American marine markets and the global patrol craft market, the Asian commercial marine market remains depressed.

“Positive momentum from new and existing North American pressure pumping customers accelerated in the fiscal 2018 first quarter, helping drive significant year-over-year improvements in sales, profitability, and backlog,” commented John H. Batten, President and Chief Executive Officer. “We expect favorable trends within our oil and gas market to continue throughout this fiscal year as producers adjust to stable oil and gas prices, and North American servicing companies invest in rebuilding and expanding their pressure pumping fleets. Throughout the recent oil and gas downturn, our strategy was focused on emerging as a stronger, more profitable, and better positioned company. We proactively adjusted our cost structure, while investing in our power control technologies and our global support and service platform. These initiatives are beginning to pay off by enhancing profitability and expanding our market share. As the year progresses, we will remain committed to programs that increase operating efficiency by further reducing costs, investing in new production capabilities, and improving the effectiveness of our supply chain.”

Gross margin for the fiscal 2018 first quarter was 30.8%, compared to 25.6% for the same period last year. The 520 basis point increase in gross profit percent for the fiscal 2018 first quarter was primarily due to higher volumes, a more profitable mix of revenues, improved operating efficiencies and a global reduction in fixed manufacturing costs.

For the fiscal 2018 first quarter, marketing, engineering and administrative (ME&A) expenses increased $1,193,000 to $13,668,000, compared to $12,475,000 for the fiscal 2017 first quarter. The 9.6% increase in ME&A expenses in the quarter was primarily due to increased global bonus expense, stock compensation expense and additional salary expense to support volume growth. As a percent of revenues, ME&A expenses fell to 30.3% for the fiscal 2018 first quarter, compared to 34.8% for the same period last year.

Twin Disc recorded restructuring charges of $1,218,000 in the fiscal 2018 first quarter, compared to restructuring charges of $258,000 in the same period last fiscal year. Restructuring activities during the fiscal 2018 first quarter related primarily to cost reduction and productivity actions at the Company’s European operations.

The fiscal 2018 first quarter tax benefit was primarily the result of the reversal of the valuation allowance ($3.8 million) in a certain foreign jurisdiction that had been subject to a full valuation allowance. Improvement in operating results, along with a business reorganization which provided favorable tax planning opportunities, allowed for the reversal of this valuation allowance during the fiscal 2018 first quarter. Excluding the reversal of the valuation allowance, the Company’s effective tax rate was 68.2%. This is higher than the prior year first quarter effective tax rate of 39.6%, adjusting for non-deductible losses in the prior year. The increase from the prior year is primarily due to the reversal of a reserve for uncertain tax positions ($145,000) brought upon by the successful conclusion of an Internal Revenue Service audit.

Net income attributable to Twin Disc for the fiscal 2018 first quarter was $3,392,000, or $0.29 per diluted share, compared to a net loss attributable to Twin Disc of ($2,696,000), or ($0.24) per share, for the fiscal 2017 first quarter.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were $442,000 for the fiscal 2018 first quarter, compared to ($1,779,000) for the fiscal 2017 first quarter, despite a $960,000 increase in restructuring expense.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “Our balance sheet remains strong and provides us with significant flexibility to make targeted investments in our business and strengthen our organization. At September 29, 2017, inventories were up only 4.3% from the same period a year ago, despite the significant increases in sales and backlog, and we remain focused on implementing strategies to reduce our working capital requirements. At September 29, 2017, the Company had $15,461,000 in cash and $8,244,000 of borrowings drawn under its $40,000,000 revolving credit facility. Twin Disc invested $1,467,000 in capital expenditures during the fiscal 2018 first quarter, and expects to invest approximately $7,000,000 to $9,000,000 in total fiscal 2018 capital expenditures, which reflects plans to invest in technologically advanced equipment, global sourcing programs, and new products.”

Mr. Batten concluded: “Our six-month backlog at September 29, 2017 was $62,665,000, compared to $46,437,000 at June 30, 2017 and $33,082,000 at September 30, 2016. The 89.4% year-over-year improvement in our six-month backlog is primarily due to improving trends within our North American oil and gas markets, and stable industrial demand, offset by continued weakness from offshore oil and gas marine customers in Southeast Asia and the U.S. Other marine markets are showing signs of stabilizing demand, specifically for commercial applications in Europe and the U.S., and within the global patrol boat market. While we are optimistic trends in several of our markets are improving, we remain focused on strategies underway that diversify Twin Disc’s markets, reduce our cost structure and working capital requirements, and improve manufacturing efficiencies. I want to thank all of Twin Disc’s global employees for their hard work and commitment to our customers through an extremely difficult and prolonged downturn in many of our end markets. I am proud of how our team responded, and I am encouraged by the direction we are headed.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, October 27, 2017. To participate in the conference call, please dial 800-500-0311 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. October 27, 2017 until midnight November 3, 2017. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 1328677.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	For the Quarter Ended
	September 29, 2017	September 30, 2016
Net sales	$45,064	$35,835
Cost of goods sold	31,169	26,662
Gross profit	13,895	9,173
Marketing, engineering and administrative expenses	13,668	12,475
Restructuring expenses	1,218	258
Loss from operations	(991)	(3,560)

Interest expense	64	53
Other expense, net	198	110
Loss before income taxes and noncontrolling interest	(1,253)	(3,723)
Income tax benefit	(4,658)	(1,052)

Net income (loss)	3,405	(2,671)
Less: Net earnings attributable to noncontrolling interest, net of tax	(13)	(25)
Net income (loss) attributable to Twin Disc	$3,392	$(2,696)
Income (loss) per share data:
Basic income (loss) per share	$0.29	$(0.24)
Diluted income (loss) per share	$0.29	$(0.24)
Weighted average shares outstanding data:
Basic shares outstanding	11,256	11,217
Diluted shares outstanding	11,259	11,217

Comprehensive income (loss):
Net income (loss)	$3,405	$(2,671)
Other comprehensive income:
Benefit plan adjustments, net of income taxes of $278 and $399, respectively	474	672
Foreign currency translation adjustment	2,541	683
Comprehensive income (loss)	6,420	(1,316)
Less: Comprehensive income attributable to noncontrolling interest	(7)	(81)

Comprehensive income (loss) attributable to Twin Disc	$6,413	$(1,397)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 29,	June 30,
	2017	2017
ASSETS
Current assets:
Cash	$15,461	$16,367
Trade accounts receivable, net	27,514	31,392
Inventories	70,037	66,193
Prepaid expenses	8,018	8,295
Other	7,537	7,187

Total current assets	128,567	129,434

Property, plant and equipment, net	48,344	48,212
Deferred income taxes	28,822	24,198
Goodwill, net	2,757	2,585
Intangible assets, net	2,070	2,009
Other assets	4,443	4,460

TOTAL ASSETS	$215,003	$210,898

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,486	$21,301
Accrued liabilities	21,749	23,222

Total current liabilities	41,235	44,523

Long-term debt	8,244	6,323
Accrued retirement benefits	32,727	33,706
Deferred income taxes	1,029	1,011
Other long-term liabilities	1,687	1,768

Total liabilities	84,922	87,331

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 13,099,468; no par value	9,878	10,429
Retained earnings	172,760	169,368
Accumulated other comprehensive loss	(29,650)	(32,671)
	152,988	147,126
Less treasury stock, at cost (1,526,945 and 1,580,335 shares, respectively)	23,388	24,205

Total Twin Disc shareholders' equity	129,600	122,921

Noncontrolling interest	481	646
Total equity	130,081	123,567

TOTAL LIABILITIES AND EQUITY	$215,003	$210,898

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Quarter Ended
	September 29, 2017	September 30, 2016

Cash flows from operating activities:
Net income (loss)	$3,405	$(2,671)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	1,644	1,916
Restructuring expenses	190	219
Provision for deferred income taxes	(4,842)	(1,335)
Stock compensation expense and other non-cash changes, net	500	325
Net change in operating assets and liabilities	(2,328)	(1,115)
Net cash used by operating activities	(1,431)	(2,661)

Cash flows from investing activities:
Acquisitions of fixed assets	(1,467)	(525)
Proceeds from sale of fixed assets	17	8
Other, net	(129)	(129)
Net cash used by investing activities	(1,579)	(646)

Cash flows from financing activities:
Borrowings under revolving loan agreement	16,155	13,943
Repayments under revolving loan agreement	(14,236)	(12,751)
Dividends paid to noncontrolling interest	(172)	(109)
Tax shortfall from stock compensation	-	(133)
Payments of withholding taxes on stock compensation	(213)	(140)
Net cash provided by financing activities	1,534	810

Effect of exchange rate changes on cash	570	301

Net change in cash	(906)	(2,196)

Cash:
Beginning of period	16,367	18,273

End of period	$15,461	$16,077

Reconciliation of Consolidated net income (LoSS) to EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 29, 2017	September 30, 2016
Net income (loss) attributable to Twin Disc	$3,392	$(2,696)
Interest expense	64	53
Income taxes	(4,658)	(1,052)
Depreciation and amortization	1,644	1,916
Earnings (loss) before interest, taxes, depreciation and amortization	$442	$(1,779)

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